Exhibit 99.1

News Release

FIRST FINANCIAL
CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 16, 2008	Michael A. Carty at (812) 238-6264
First Financial Releases 1st Quarter 2008 Results
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced net income for the three months ended March 31, 2008 of $6.95 million. This is an 8.2% improvement over the $6.42 million reported for the same period of 2007. Earnings per share increased 10.4% to $0.53, an increase of $0.05 per average share outstanding. Return on assets and return on equity for 2008 were 1.23% and 9.62% as compared to 1.18% and 9.36% for 2007. The Corporation increased net interest income for the first quarter of 2008 by $499 thousand or 2.7% over the same period of 2007. This was accomplished during a period in which the Federal Reserve Bank decreased the federal funds rate 2% putting pressure on margins.
Non-interest income improved by 6.2% or $502 thousand over 2007, while the increase in non-interest expense was $366 thousand or 2.3%. The overall efficiency ratio of the Corporation improved by 6.82% to 51.27%.

Total assets of the Corporation grew 4.3% to $2.3 billion at March 31, 2008, with deposits increasing $77.4 million or 5.1% from March 31, 2007. Loans grew by $33.2 million and shareholders equity increased $16.3 million over the same period.
The 2008 book value per share of the Corporation’s stock increased $1.44 or 6.9% to $22.38 from $20.94 at March 31,2007.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending March 31, 2008
(Dollar amounts in thousands except per share data)

	3/31/08	3/31/07	Change	% Change

Quarter to Date Information:

Net Income	$6,950	$6,423	$527	8.20%
Earnings Per Average Share	$.53	$.48	$0.05	10.42%
Return on Assets	1.23%	1.18%	0.05%	4.24%
Return on Equity	9.62%	9.36%	0.26%	2.78%
Net Interest Margin	3.85%	3.91%	-0.06%	-1.53%
Net Interest Income	$18,956	$18,457	$499	2.70%
Non-Interest Income	$8,649	$8,147	$502	6.16%
Non-Interest Expense	$16,424	$16,058	$366	2.28%
Loan Loss Provision	$1,925	$1,690	$235	13.91%
Net Charge Offs	$1,833	$2,029	($196)	-9.66%
Efficiency Ratio	51.27%	58.09%	-6.82%	-11.73%

Balance Sheet:

Assets	$2,298,834	$2,203,730	$95,104	4.32%
Deposits	$1,592,650	$1,515,288	$77,362	5.11%
Loans	$1,425,716	$1,392,472	$33,244	2.39%
Shareholders’ Equity	$293,228	$276,929	$16,299	5.89%
Book Value Per Share	$22.38	$20.94	$1.44	6.87%
Average Assets	$2,268,177	$2,169,732	$98,445	4.54%